Exhibit 99.1

Egalet Reports First Quarter 2018 Financial Results

—Multiple advances in formulary status for key products—

—Realigned and re-focused sales force—

—Company to host conference call today at 8:30 AM EDT—

WAYNE, Pa., May 8, 2018 /PRNewswire/ — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative treatments for pain and other conditions, today reported financial results for the first quarter ended March 31, 2018 and provided updates on its commercial products: SPRIX® (ketorolac tromethamine) Nasal Spray, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII.

“With recent formulary wins, we believe we are expanding the potential commercial opportunity for SPRIX Nasal Spray and ARYMO ER,” said Bob Radie, president and chief executive officer of Egalet. “While we work to expand the market access for ARYMO ER, we have shifted our 82 sales representatives to promote all three of our products with a focus on where we have better payer coverage and we are placing a greater emphasis on SPRIX Nasal Spray in the near term.”

Q1 2018 and Recent Highlights

•                  National pharmacy benefit manager placed SPRIX Nasal Spray in a preferred position and placed ARYMO ER in an unrestricted Tier 3 position;

•                  Large regional health plan placed ARYMO ER and Sprix Nasal Spray in preferred formulary positions;

•                  Two large Northeast regional plans placed ARYMO ER in a preferred formulary position;

•                  OraPharma’s 141-person sales force began promotion of SPRIX, along with OraPharma’s portfolio products, to dentists and oral surgeons;

•                  Co-hosted Category 1 focus group meeting with industry, researchers and the Food and Drug Administration (FDA) to discuss best practices with in vitro (Category 1) studies of abuse-deterrent formulations; and

•                  ARYMO ER data published in Current Medical Research and Opinion Journal and presented at the 34th Annual Meeting of the American Academy of Pain Medicine (AAPM) in Vancouver, Canada.

2018 First Quarter Financial Results

•                  Cash Position: As of March 31, 2018, Egalet had cash, marketable securities and restricted cash totaling $74.9 million.

•                  Net Product Sales: There were net product sales of $6.3 million for the quarter ended March 31, 2018 compared to $5.4 million for the same period in 2017. The increase in the period was due to continued growth in SPRIX Nasal Spray and OXAYDO sales. ARYMO ER was launched at the end of the first quarter of 2017. Due to the adoption of the ASC 606, net product sales in quarter ended March 31, 2018 reflect shipments to customers compared to net product sales for the same period in 2017, which reflected prescriptions dispensed to patients.

•                  Cost of Sales (excluding product rights amortization): Cost of sales was $2.2 million for the quarter ended March 31, 2018 and $1.3 million for the same period in 2017. Cost of sales for the quarter ended March 31, 2018 reflected the average cost of inventory shipped to customers and charges related to the minimum manufacturing requirements for ARYMO ER. Cost of sales for the quarter ended March 31, 2017 reflected the average cost of inventory produced and dispensed to patients and included a write down of SPRIX Nasal Spray inventory.

•                  G&A Expenses: General and administrative expenses were $7.1 million for the quarter ended March 31, 2018 compared to $8.5 million for the same period in 2017. The decrease in the period was driven primarily by decreased salary and stock-based compensation expense and decreased legal fees.

•                  S&M Expenses: Sales and marketing expenses were $9.1 million for the quarter ended March 31, 2018 compared to $9.3 million for the same period in 2017.

•                  R&D Expenses: Research and development expenses were $1.3 million for the quarter ended March 31, 2018 compared to $6.5 million for the same period in 2017. The decrease in the period was driven primarily by decreased costs for the development of Egalet-002, ARYMO ER and OXAYDO.

•                  Change in Fair Value of Warrant Liability and Derivative Liability: Change in fair value of warrant liability and derivative liability was $5.1 million for the quarter ended March 31, 2018 compared to $12,000 for the same period in 2017. The change in the quarter ended March 31, 2018 included a decrease in the fair value of the warrant liability of $3.2 million, associated with the July 2017 equity and warrant issuance, and a decrease in the fair value of the derivative liability related to the 6.50% convertible notes of $1.5 million.

•                  Interest Expense: Interest expense for the quarter ended March 31, 2018 was $3.6 million compared to interest expense of $4.5 million for the same period in 2017. Interest expense in the first quarter 2018 included non-cash interest of $450,000 compared to $1.7 million in the same period in 2017.

•                  Net Loss: Net loss for the quarter ended March 31, 2018 was ($12.4 million), or ($0.26) per share, compared to a net loss of ($25.4 million), or ($1.02) per share for the same period in 2017.

Earnings Conference Call Information

Egalet’s management will host a conference call to discuss the first quarter 2018 financial results today:

Date:	Tuesday, May 8, 2018
Time:	8:30 a.m. EDT
Webcast (live and archive):	egalet.com (Events & Webcasts, Investor page)
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers:	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10117571

About Egalet
Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet is developing a pipeline of clinical-stage, product candidates for which we are seeking partners including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles.

For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor
Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: Egalet’s ability to continue as a going concern; Egalet’s stock price and ability to remain listed on the Nasdaq, including the potential need to redeem portions of our outstanding indebtedness in the event of such a delisting; our current and future indebtedness; the potential of ARYMO ER to play an important role in helping to deter opioid abuse; the potential impact of strengthening the ARYMO ER label or the labels of any of Egalet’s other products; the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain and maintain regulatory approval of Egalet’s products and product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; the entry of any generic products for SPRIX or any delay in or inability to reformulate SPRIX; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to execute on its sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products that compete with Egalet’s that are or become available; the regulatory environment and social concerns about limiting the use of opioids; Egalet’s ability to integrate and grow any businesses or products that it may acquire; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:
E. Blair Clark-Schoeb

Senior Vice President, Communications
Email: ir@egalet.com
Tel: 484-259-7370

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2017	March 31, 2018
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,090	$33,679
Marketable securities, available for sale	59,953	40,786
Accounts receivable	4,120	14,983
Inventory	3,225	2,113
Prepaid expenses and other current assets	2,672	2,232
Other receivables	893	911
Total current assets	101,953	94,704
Intangible assets, net	6,583	6,091
Restricted cash	400	400
Property and equipment, net	9,911	9,252
Deposits and other assets	1,011	851
Total assets	$119,858	$111,298
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	10,160	10,142
Accrued expenses	16,104	25,143
Deferred revenue	7,456	—
Debt - current	1,081	1,099
Warrant liability	8,166	5,000
Total current liabilities	42,967	41,384
Debt - non-current portion, net	98,890	99,166
Deferred income tax liability	26	946
Derivative liability	16,623	2,167
Other liabilities	727	685
Total liabilities	159,233	144,348
Stockholders’ deficit
Common stock—$0.001 par value; 75,000,000 and 275,000,000 shares authorized at December 31, 2017 and March 31, 2018, respectively; 45,939,663 and 53,481,201 shares issued and outstanding at December 31, 2017 and March 31, 2018, respectively	46	49
Additional paid-in capital	254,871	271,551
Accumulated other comprehensive income	1,008	1,102
Accumulated deficit	(295,300)	(305,752)
Total stockholders’ deficit	(39,375)	(33,050)
Total liabilities and stockholders’ deficit	$119,858	$111,298

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2017	2018
Revenues
Net product sales	$5,427	$6,261
Total revenue	5,427	6,261
Cost and Expenses
Cost of sales (excluding amortization of product rights)	1,325	2,216
Amortization of product rights	503	537
General and administrative	8,491	7,073
Sales and marketing	9,258	9,055
Research and development	6,520	1,303
Total costs and expenses	26,097	20,184
Loss from operations	(20,670)	(13,923)
Other (income) expense:
Change in fair value of warrant and derivative liability	(12)	(5,125)
Interest expense, net	4,534	3,556
Other gain	181	—
	4,703	(1,569)
Net loss	$(25,373)	$(12,354)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.02)	$(0.26)
Weighted-average shares outstanding, basic and diluted	24,766,147	47,303,659